CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement of NexMed, Inc. on Form S-8 of our report dated March 31, 2010, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of NexMed, Inc. for the year ended December 31, 2009.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
June 7, 2010